Exhibit 23.2

INDEPENDENT AUDITOR’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Commonwealth Biotechnologies, Inc. on Form S-3 of our report, dated February 8, 2002 (which includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern) appearing in the 2001 Annual Report to Shareholders and incorporated by reference in the Annual Report on Form 10-KSB of Commonwealth Biotechnologies, Inc. for the year ended December 31, 2001. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus, which is part of this Registration Statement.

/s/    MCGLADREY & PULLEN, LLP

Richmond, Virginia
November 22, 2002